Exhibit 4.4

Patent Exclusive License Agreement

In accordance with the pertinent regulations outlined in the Patent Laws of the Republic of China, the People's Republic of China, and Japan, and following mutual deliberation between the parties, this agreement is hereby executed.

1. Project Name: Porous Carrier for Cultivating Cattle Camphor Mushroom;

Patent Holders: Zhang Ruineng, Liu Yanhong;

Patent Number: (Republic of China) New Type M591990;

Patent Validity Period: March 11, 2020, to December 16, 2029.

Project Name: Fungus Cultivation Box.

Patent Holders: Liu Yanhong, Zhang Ruineng;

Patent Number: (Republic of China) New Type M611401;

Patent Validity Period: May 1, 2021, to January 5, 2031.

Project Name: Carrier for Use as a Culture Medium.

Patent Holders: Zhang Ruineng, Liu Yanhong;

Patent Number: (Republic of China) New Type M617740;

Patent Validity Period: October 1, 2021, to May 3, 2031.

Project Name: Cattle Camphor Mushroom Cultivation Method and Porous Carrier for Cultivating Cattle Camphor Mushroom.

Patent Holders: Zhang Ruineng, Liu Yanhong;

Patent Number: (Republic of China) Invention I735106;

Patent Validity Period: August 1, 2021, to December 16, 2039.

Project Name: Cattle Camphor Mushroom Cultivation Method and Porous Carrier for Cultivating Cattle Camphor Mushroom.

Patent Holders: Zhang Ruineng, Liu Yanhong;

Patent Number: (People's Republic of China) ZL 2020 1 0042692.1;

Patent Validity Period: January 15, 2020, to January 14, 2040.

Project Name: Cattle Camphor Mushroom Cultivation Method and Porous Carrier for Cultivating Cattle Camphor Mushroom.

Patent Holders: Zhang Ruineng, Liu Yanhong;

Patent Number: (Japan) Patent No. 7430356;

Patent Validity Period: February 2, 2024, to October 26, 2040.

2. Exclusive License: This Agreement shall grant an exclusive license.

3. License Scope: (a) Territory: Global (b) License Term: From the effective date of this Agreement until the expiration of each patent's validity period. The effective date of this Agreement: February 5, 2024.

4. Licensor's Obligations: (a) The Licensor shall pay patent annuities to maintain the validity of the patents. (b) The Licensor shall provide the Licensee with technical information of the licensed patents after the effective date of this Agreement. (c) The Licensor shall provide technical guidance to the Licensee.

5. Licensee's Obligations: The Licensee shall pay a one-time patent exclusive license fee in New Taiwan Dollars: [Amount], within one month after the effective date of this Agreement.

6. No Guarantees: The Licensor does not guarantee any economic benefits resulting from the implementation of the patents.

7. Patent Rights Warranty: The Licensor warrants that the patents do not have any defects such as pledge constraints or infringement of third-party intellectual property rights.

8. Third-Party Infringement Claims: In the event that a third party brings a claim of infringement during the performance of this Agreement, the Licensor shall be responsible for appearing in court to respond to the claim and shall bear the legal liabilities. Should the patent be declared invalid after the commencement of this Agreement, this Agreement shall be terminated accordingly. Prior to the confirmation of the patent invalidity declaration, the Licensee shall not request the Licensor to refund any royalties already paid.

9. Default Liability of the Licensor:

(1) If the patent rights become invalid due to the Licensor's failure to pay the patent annuities, the Licensor shall refund the usage fee paid after the patent rights become invalid.

(2) If the Licensor fails to provide technical data and guidance after the effective date of this agreement, the Licensee has the right to terminate the agreement. The Licensor shall also refund the usage fee.

(3) If, within the scope of implementing the patent already licensed to the Licensee, the Licensor concludes another patent implementation license agreement with another party on the same patent, the illegal gains shall be returned.

(4) If the Licensor implements the patented technology within the scope of the patent already licensed to the Licensee, the Licensor shall cease the implementation and fully refund the usage fee paid by the Licensee.

10. Default Liability of the Licensee: If the Licensee fails to pay the technical usage fee for more than two months, the Licensor has the right to terminate the agreement. The Licensee shall also compensate the Licensor for punitive damages equivalent to the usage fee.

11. Subsequent Improvement Sharing Arrangement

Both parties agree that the patent application rights for any new inventions made based on the patented technology shall belong to the party making the invention; however, the other party shall have the right of first refusal to acquire and use the technological results on a paid basis. Any other agreements between the parties shall prevail.

12. In the event of any disputes arising from this agreement, the contracting parties hereby consent to the exclusive jurisdiction of the Taipei Shilin District Court as the court of first instance. This agreement shall become effective upon the signature by both parties.

((Signature Page))

Licensor: Yen Hung Liu

ID Number: E121686827

Address: No. 212, Dingchang Street, Sanmin District, Kaohsiung City

Licensee: Taiwan Branch of Cordyceps Sunshine Biotech Holdings Co., Ltd., a Cayman Islands Company

Representative: Szu Hao Huang

Unified Business Number: 90412974

Address: 6th Fl., No. 15, Lane 548, Ruiguang Road, Neihu District, Taipei City

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